UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12
TERRA INNOVATUM GLOBAL N.V.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED OCTOBER 16, 2026
NOTICE OF 2026 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 16, 2026
YOUR VOTE IS IMPORTANT
Dear Shareholder:
You are invited to attend the 2026 Annual General Meeting of Shareholders (the “AGM”) of Terra Innovatum Global N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and registered with the Dutch trade register under number 98523554 (“Terra Innovatum” or the “Company”), to be held at 2:00 p.m. Central European Time on November 16, 2026, at Sheraton Amsterdam Airport Hotel and Conference Center, the Netherlands, and virtually at http://www.virtualshareholdermeeting.com/NKLR2026.
The agenda for the AGM is as follows:
(1)	Financial year 2025:
(a)	Discussion of the annual accounts for the financial year 2025 (discussion item)
(b)	Extending the period for preparing the annual accounts for the financial year 2025 as referred to in Section 2:101 of the Dutch Civil Code (voting item)
(c)	Discharge from liability of the directors for the performance of their duties during the financial year 2025 (voting item)
(d)	Adoption of the annual accounts for the financial year 2025 (voting item)
(2)	Reappointment and appointment of directors of the Company (voting items):
(a)	Reappointment of Alessandro Petruzzi as executive director
(b)	Reappointment of Massimo Morichi as executive director
(c)	Appointment of Katherine Crocker Williams as executive director
(d)	Appointment of Joanna Lyn Lohkamp as non-executive director
(e)	Appointment of Kostadin Ivanov as non-executive director
(f)	Appointment of Mamdouh El-Shanawany as non-executive director
(g)	Appointment of S. Michael Modro as non-executive director
(h)	Appointment of Tony Tullio as non-executive director
(3)	Approval of the maximum number of shares and criteria applicable to equity-based remuneration for directors of the Board (voting item)
(4)	Approval of the amendment of the remuneration policy of the Company (voting item)
(5)	Authorization of the Board to acquire shares in its own capital (voting item)
(6)	Withdrawal of the Dutch audit engagement of KPMG Accountants N.V. as external Dutch auditor for the financial year ending 2025 (voting item)
(7)	Any other business
No business shall be voted on at the AGM, except such items as included as voting items in the abovementioned agenda.
After careful consideration, the Board of Directors of the Company (the “Board”) unanimously recommends that shareholders vote “FOR” all voting items on the agenda (items 1(b), 1(c), 1(d) and 2 through 6).
The record date for the AGM is October 19, 2026 (the “Record Date”). Shareholders and other persons with meeting rights and/or voting rights in respect of shares in the capital of the Company who are listed as such on the Record Date in the Company’s shareholders’ register or in the register maintained by the Company’s U.S. transfer agent, Continental Stock Transfer & Trust Company, may attend and, if relevant, vote at the AGM (“Registered Holders”), regardless of any changes after the Record Date. Each ordinary share entitles the holder to cast one vote on each voting item and each preferred share entitles the holder to cast 10,000 votes on each voting item.
The Company expects to make this Proxy Statement, the proxy card and related materials available to the Company’s shareholders on or about October   , 2026 (the “Proxy Materials”). Registration for attendance at the AGM and voting by proxy will open upon distribution of the Proxy Materials. Registered Holders and persons who beneficially own shares through a broker, bank, nominee or other financial intermediary on the Record Date (“Beneficial Owners”) who wish to attend and vote at the AGM in person or virtually may register at www.proxyvote.com, using their 16-digit control number, no later than 23:59 Eastern Time on November 12, 2026 (05:59 Central European Time on November 13, 2026). Registered Holders and Beneficial Owners who have registered may attend the AGM virtually at www.virtualshareholdermeeting.com/NKLR2026. A legal proxy is not required for Beneficial Owners attending virtually.
Shareholders may vote using the following methods:
•
Internet (before the AGM): Visit www.proxyvote.com and follow the on-screen instructions. You will need the 16-digit control number included on your proxy card or, for Beneficial Owners, in the voting instruction form provided by your broker, bank, nominee or other financial intermediary.

•
Mail (before the AGM): Complete, sign, date, and return the enclosed proxy card in the prepaid envelope provided. The proxy card is available on the Company’s website at https://investors.terrainnovatum.com. Beneficial Owners should follow the instructions in the voting instruction form provided by their broker, bank, nominee or other financial intermediary.

•
In person (at the AGM): Attend the AGM and vote in person, after registering in advance as described above. Registered Holders must provide proof of ownership of the relevant shares. Beneficial Owners must provide proof of beneficial ownership, such as a recent account statement, and must also obtain a legal proxy from their broker, bank, nominee or other financial intermediary confirming their authority to vote at the AGM. Attendees may be asked to present valid proof of identity.

Internet votes, proxy cards and voting instructions must be received by 23:59 Eastern Time on November 12, 2026 (05:59 Central European Time on November 13, 2026). Beneficial Owners may be subject to earlier deadlines set by their broker, bank, nominee or other financial intermediary. Late notices, proxies or other required documents may be disregarded, and persons who have not complied with the procedures described in this notice may be refused entry to the AGM. Votes cast prior to the AGM by electronic means (including through www.proxyvote.com) or by letter (including by proxy card) will be deemed to be votes cast at the AGM.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2026 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 16, 2026 This proxy statement (this “Proxy Statement”), the form of proxy card and the 2025 Annual Report (including the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Form 10-K”)) are available at www.proxyvote.com and https://investors.terrainnovatum.com. The convocation notice for the AGM published on October 16, 2026 (the “Convocation Notice”), the annual accounts for the financial year 2025, the proposed amended remuneration policy of the Company and the explanatory notes to the agenda are available at https://investors.terrainnovatum.com and, free of charge, at the Company’s offices at Via Matteo Trenta 117, CAP 55100, Lucca, Italy, until the close of the AGM.

YOUR VOTE IS IMPORTANT

By Order of the Board of Directors

Alessandro Petruzzi Chief Executive Officer Amsterdam, the Netherlands October , 2026

The accompanying Proxy Statement is dated October   , 2026 and, together with the enclosed form of proxy card, is first being mailed to shareholders of Terra Innovatum on or about October   , 2026. Questions regarding the AGM may be directed to agminfo@terrainnovatum.com.

i

SUMMARY
This summary highlights selected information from this Proxy Statement related to the 2026 Annual General Meeting of Shareholders of Terra Innovatum Global N.V. This summary may not contain all of the information that is important to you. To understand the proposals more fully, you should read carefully this entire Proxy Statement.
Except as otherwise specifically noted in this Proxy Statement or as the context otherwise requires, “Terra Innovatum,” the “Company” or “we,” “our,” “us” and similar words in this Proxy Statement refer to Terra Innovatum Global N.V., including, in certain cases, its subsidiaries.
The Company
Terra Innovatum Global N.V. is a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, with its official seat in Amsterdam, the Netherlands, registered with the Dutch trade register under number 98523554. Our ordinary shares are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “NKLR.” Our principal offices are located at Via Matteo Trenta 117, Lucca, Italy 55100.
Terra Innovatum is a leading micro-modular nuclear solutions company that aims to deliver reliable, low-cost and zero-carbon power wherever energy demand is present through its first-of-a-kind reactor SOLO. SOLO is compact yet extremely powerful with one unit generating 1MWe of power, while designed with significant safety characteristics and the ability to run 24/7 without the need to refuel for 15 years. Its modular design aims to achieve maximum energy efficiency while significantly reducing the levelized cost of energy (LCOE). SOLO is built predominantly using off-the-shelf components and widely available fuel, low-enriched uranium (“LEU”), which de-risks its regulatory and commercial pathway. Terra Innovatum aims to deploy SOLO by 2028 to address the growing global demand for sustainable and reliable energy.
The 2026 Annual General Meeting
Date, Time and Location: The AGM will be held on November 16, 2026, at 2:00 p.m. Central European Time at Sheraton Amsterdam Airport Hotel and Conference Center, the Netherlands, and virtually at http://www.virtualshareholdermeeting.com/NKLR2026.
Record Date: October 19, 2026. Registered Holders may attend and, if relevant, vote at the AGM.
Proposals to Be Voted Upon:
•
Proposal 1: Financial year 2025: discussion of the annual accounts for the financial year 2025 (discussion item); extending the period for preparing the annual accounts for the financial year 2025 as referred to in Section 2:101 of the Dutch Civil Code; discharge from liability of the directors for the performance of their duties during the financial year 2025; and adoption of the annual accounts for the financial year 2025.

•	Proposal 2: Reappointment and appointment of directors of the Company.
•	Proposal 3: Approval of the maximum number of shares and criteria applicable to equity-based remuneration for directors of the Board.
•	Proposal 4: Approval of the amendment of the remuneration policy of the Company.
•	Proposal 5: Authorization of the Board to acquire shares in its own capital.
•	Proposal 6: Withdrawal of the Dutch audit engagement of KPMG Accountants N.V. as external Dutch auditor for the financial year ending 2025.
Board Recommendation: The Board recommends that shareholders vote “FOR” each of the voting proposals listed above.
How to Vote: Shareholders may vote before the AGM via the Internet at www.proxyvote.com or by completing and returning the enclosed proxy card by mail, or may vote in person at the AGM after registering in advance. Internet votes, proxy cards and voting instructions must be received by 23:59 Eastern Time on November 12, 2026 (05:59 Central European Time on November 13, 2026), and will be deemed to be votes cast at the AGM. Beneficial Owners may be subject to earlier deadlines set by their broker, bank, nominee or other financial intermediary. Shareholders who wish to attend the AGM in person or virtually must register at www.proxyvote.com by the same deadline. Instructions for each method are described in the section entitled “The Annual General Meeting.”

Summary of Proposals
Proposal 1 – Financial Year 2025: Shareholders are asked to discuss the annual accounts for the financial year 2025, ratify the extension of the period for preparing the annual accounts for the financial year 2025 as referred to in Section 2:101 of the Dutch Civil Code, discharge the directors from liability for the performance of their duties during the financial year 2025 and adopt the annual accounts for the financial year 2025.
Proposal 2 – Reappointment and Appointment of Directors of the Company: Shareholders are asked to reappoint or appoint, upon the binding nomination of the Board, the nominees named in this Proxy Statement for a term expiring at the end of the Company’s annual general meeting to be held in 2027.
Proposal 3 – Approval of the Maximum Number of Shares and Criteria Applicable to Equity-Based Remuneration for Directors of the Board: Shareholders are asked to approve the maximum number of ordinary shares or rights to acquire ordinary shares that may be allocated to members of the Board as remuneration for the period from 16 November 2026 up to and including 31 December 2029, and the performance criteria applicable to such allocation.
Proposal 4 – Approval of the Amendment of the Remuneration Policy of the Company: Shareholders are asked to approve the amendment of the remuneration policy of the Company.
Proposal 5 – Authorization of the Board to Acquire Shares in Its Own Capital: Shareholders are asked to authorize the Board to acquire shares in the Company’s own capital, subject to the limits and conditions set forth in this Proxy Statement. The Company does not currently intend to exercise this authorization.
Proposal 6 – Withdrawal of the Dutch Audit Engagement of KPMG Accountants N.V. as External Dutch Auditor for the Financial Year Ending 2025: Shareholders are asked to approve the withdrawal of the Dutch audit engagement of KPMG Accountants N.V. as external Dutch auditor for the financial year ending 2025.

QUESTIONS AND ANSWERS
The following questions and answers address commonly asked questions regarding the AGM and the proposals to be voted on. These Q&As may not address all questions important to you. We encourage you to read carefully the more detailed information contained elsewhere in this Proxy Statement.
Q:	Why am I receiving these materials?
A:
The Board is furnishing this Proxy Statement and form of proxy card to holders of ordinary shares and preferred shares in connection with the solicitation of proxies to be voted at the AGM. This Proxy Statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the “SEC”) and is designed to assist you in voting your shares.

Q:	When and where is the AGM?
A:
The AGM will be held at 2:00 p.m. Central European Time on November 16, 2026, at Sheraton Amsterdam Airport Hotel and Conference Center, the Netherlands, and virtually at http://www.virtualshareholdermeeting.com/NKLR2026.

Q:	Who is entitled to vote at or prior to the AGM?
A:
The record date (registratiedatum) for the AGM is the Record Date, October 19, 2026. Registered Holders may attend and, if relevant, vote at the AGM, regardless of any changes after the Record Date. Each ordinary share entitles the holder to one vote. Each preferred share entitles the holder to 10,000 votes.

Q:	What am I being asked to vote on?
A:
You are being asked to vote on the following proposals: (1) extending the period for preparing the annual accounts for the financial year 2025 as referred to in Section 2:101 of the Dutch Civil Code, discharge from liability of the directors for the performance of their duties during the financial year 2025 and adoption of the annual accounts for the financial year 2025; (2) reappointment and appointment of directors of the Company; (3) approval of the maximum number of shares and criteria applicable to equity-based remuneration for directors of the Board; (4) approval of the amendment of the remuneration policy of the Company; (5) authorization of the Board to acquire shares in its own capital; and (6) withdrawal of the Dutch audit engagement of KPMG Accountants N.V. as external Dutch auditor for the financial year ending 2025.

Q:	How does the Board recommend I vote?
A:	The Board unanimously recommends that you vote “FOR” all voting items on the agenda.
Q:	Where can I find the proxy materials and the AGM meeting documents?
A:
This Proxy Statement, the form of proxy card and the 2025 Annual Report (including the 2025 Form 10-K) are available at www.proxyvote.com and https://investors.terrainnovatum.com. The Convocation Notice, the annual accounts for the financial year 2025, the proposed amended remuneration policy and the explanatory notes to the agenda are available at https://investors.terrainnovatum.com and, free of charge, at the Company’s offices at Via Matteo Trenta 117, CAP 55100, Lucca, Italy, until the close of the AGM.

Q:	How do I vote?
A:
Shareholders may vote before the AGM via the Internet at www.proxyvote.com or by completing and returning the enclosed proxy card by mail, or may vote in person at the AGM after registering in advance. Internet votes, proxy cards and voting instructions must be received by 23:59 Eastern Time on November 12, 2026 (05:59 Central European Time on November 13, 2026), and will be deemed to be votes cast at the AGM. Beneficial Owners may be subject to earlier deadlines set by their broker, bank, nominee or other financial intermediary. Shareholders who wish to attend the AGM in person or virtually must register at www.proxyvote.com by the same deadline. If you sign and return your proxy card without indicating voting instructions, your votes will be cast “FOR” each voting item in accordance with the Board’s recommendations.

Q:	Can I change my vote or revoke my proxy?
A:
Yes. You may change your vote by submitting a later-dated Internet vote or proxy card that is received before 23:59 Eastern Time on November 12, 2026 (05:59 Central European Time on November 13, 2026), or by attending and voting in person at the AGM. Beneficial Owners should follow the instructions of their broker, bank, nominee or other financial intermediary.

Q:	What constitutes a quorum for the AGM?
A:
The Company’s articles of association do not impose a quorum requirement for the AGM, and Dutch law does not generally require a quorum for a general meeting of a Dutch public limited liability company. However, pursuant to Nasdaq Listing Rule 5620(c), at least one-third of the Company’s issued and outstanding ordinary shares must be represented at the AGM, in person or by proxy, to constitute a quorum under Nasdaq’s listing requirements.

Q:	What vote is required to approve each proposal?
A:
Resolutions on the voting items will be adopted by a simple majority of the votes cast, unless the law or the Company’s articles of association require otherwise. Abstentions, blank votes, invalid votes and broker non-votes will not be counted as votes cast.

Q:	What are broker non-votes?
A:
Broker non-votes occur when a broker, bank or other nominee holding shares on behalf of a Beneficial Owner does not receive voting instructions from the Beneficial Owner and does not have discretionary authority to vote those shares on a particular matter. Under the rules applicable to securities brokerage firms, brokers do not have discretionary authority to vote on non-routine matters without instructions from the Beneficial Owner. We expect Proposals 1(c), 2(a)–(h), 3 and 4 to be considered “non-routine,” meaning that your broker, bank or other nominee may not vote your shares on these proposals in the absence of your voting instructions. However, we expect Proposals 1(b), 1(d), 5 and 6 to be considered “routine” matters, meaning that if you do not return voting instructions to your broker, bank or other nominee by its deadline, your shares may be voted by your broker, bank or other nominee in its discretion on these proposals. Accordingly, if you own shares through a broker, bank or other nominee, please be sure to instruct your nominee how to vote to ensure that your vote is counted on all of the proposals.

Q:	Where can I find the voting results of the AGM?
A:
We intend to announce the preliminary voting results at the AGM and will publish the final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the AGM.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These forward-looking statements include, but are not limited to, statements regarding the Company’s plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements that are not historical facts.
Forward-looking statements are often identified by the use of words such as ‘anticipate,’ ‘believe,’ ‘could,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘may,’ ‘plan,’ ‘predict,’ ‘project,’ ‘should,’ ‘will,’ ‘would’ and similar expressions. These statements are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors.
Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Important factors that could cause actual results to differ include:
•	our goals and strategies;
•	our future business development, financial condition and results of operations;
•	expected changes in our revenue, costs or expenditures;
•	growth of and competition trends in our industry;
•	our expectations regarding demand for, and market acceptance of, our products;
•	our expectations regarding our relationships with investors, institutional funding partners and other parties with whom we collaborate;
•	fluctuations in general economic and business conditions in the markets in which we operate;
•	relevant government policies and regulations relating to our industry; and
•	other factors described in the Company’s filings with the SEC, including the 2025 Form 10-K.
These forward-looking statements are based on information available as of the date of this Proxy Statement and our management team’s current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside our control. Accordingly, forward-looking statements should not be relied upon as representing our management team’s views as of any subsequent date. We do not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

THE ANNUAL GENERAL MEETING
Date, Time and Place
The AGM will be held on November 16, 2026 at 2:00 p.m. Central European Time at Sheraton Amsterdam Airport Hotel and Conference Center, the Netherlands, and virtually at http://www.virtualshareholdermeeting.com/NKLR2026.
Purpose of the AGM
The purpose of the AGM is to allow shareholders to vote on the following items: extending the period for preparing the annual accounts for the financial year 2025 as referred to in Section 2:101 of the Dutch Civil Code; discharge from liability of the directors for the performance of their duties during the financial year 2025; adoption of the annual accounts for the financial year 2025; reappointment and appointment of directors of the Company; approval of the maximum number of shares and criteria applicable to equity-based remuneration for directors of the Board; approval of the amendment of the remuneration policy of the Company; authorization of the Board to acquire shares in its own capital; and withdrawal of the Dutch audit engagement of KPMG Accountants N.V. as external Dutch auditor for the financial year ending 2025. The annual accounts for the financial year 2025 will also be discussed (discussion item).
Record Date
The record date for the AGM is the Record Date, October 19, 2026. Registered Holders may attend and, if relevant, vote at the AGM, regardless of any changes after the Record Date.
Voting Rights
Each ordinary share in the Company’s capital entitles the holder to cast one (1) vote at the AGM. Each preferred share in the Company’s capital entitles the holder to cast ten thousand (10,000) votes at the AGM.
Voting Procedures
Shareholders may vote their shares using any of the following methods:
•	Internet: Visit www.proxyvote.com and follow the on-screen instructions.
•	Mail: Complete, sign, date and return the proxy card in the pre-addressed, postage-paid envelope provided.
•
In person: Attend the AGM and vote in person at Sheraton Amsterdam Airport Hotel and Conference Center, the Netherlands, after registering in advance as described above. Beneficial Owners who wish to vote in person must also obtain a legal proxy from their broker, bank, nominee or other financial intermediary.

Quorum
The Company’s articles of association do not impose a quorum requirement for the AGM, and Dutch law does not generally require a quorum for a general meeting of a Dutch public limited liability company. However, pursuant to Nasdaq Listing Rule 5620(c), at least one-third of the Company’s issued and outstanding ordinary shares must be represented at the AGM, in person or by proxy, to constitute a quorum under Nasdaq’s listing requirements.
Votes Cast Prior to the AGM
Internet votes, proxy cards and voting instructions must be received by 23:59 Eastern Time on November 12, 2026 (05:59 Central European Time on November 13, 2026). Beneficial Owners may be subject to earlier deadlines set by their broker, bank, nominee or other financial intermediary. Broadridge Financial Solutions processes proxy votes on behalf of the Company. Votes cast prior to the AGM by electronic means (including through www.proxyvote.com) or by letter (including by proxy card) will be deemed to be votes cast at the AGM.
Changing Your Vote
You may change your vote by submitting a later-dated Internet vote or proxy card that is received before 23:59 Eastern Time on November 12, 2026 (05:59 Central European Time on November 13, 2026), or by attending and voting in person at the AGM. Beneficial Owners should follow the instructions of their broker, bank, nominee or other financial intermediary.

Solicitation
This proxy solicitation is made by and on behalf of the Company’s Board. The cost of soliciting proxies will be borne by the Company.

PROPOSAL 1: FINANCIAL YEAR 2025 MATTERS
Proposal 1a: Discussion of the Annual Accounts for the Financial Year 2025
Discussion item only — no vote required.
The annual accounts of the Company for the financial year 2025 will be discussed. The annual accounts for the financial year 2025 are available at https://investors.terrainnovatum.com and, free of charge, at the Company’s offices until the close of the AGM. This agenda item is for discussion purposes only and will not be put to a vote.
Proposal 1b: Extending the Period for Preparing the Annual Accounts for the Financial Year 2025 as Referred to in Section 2:101 of the Dutch Civil Code
Under Section 2:101 of the Dutch Civil Code (“DCC”), the Board is required to prepare the annual accounts within five months of the close of the financial year. The Board was unable, due to special circumstances, to complete the annual accounts for the financial year 2025 within the statutory five-month period. It is proposed that shareholders ratify the extension of the preparation period by an additional five months as permitted under Section 2:101 DCC. The Board has since completed the preparation of the annual accounts for the financial year 2025.
Vote Required: The affirmative vote of a majority of the votes cast is required for approval of Proposal 1(b). Because Proposal 1(b) is considered a routine matter, your bank, broker, trustee or other nominee may vote your shares in its discretion with respect to this proposal if you do not provide voting instructions, and we therefore do not expect any broker non-votes on this proposal. Abstentions, blank votes, invalid votes and broker non-votes are not counted as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
Recommendation of the Board: The Board recommends a vote FOR this proposal.
Proposal 1c: Discharge From Liability of the Directors for the Performance of Their Duties During the Financial Year 2025
As is customary for companies organized under Dutch law, it is proposed that the directors of the Company be discharged from liability for the performance of their duties during the financial year 2025, insofar as the performance of such duties is disclosed in the Company’s annual accounts over the financial year 2025 or has otherwise been publicly disclosed prior to the adoption of the Company’s annual accounts over the financial year 2025.
Each director who served during the financial year 2025, including the directors nominated for reappointment at the AGM, has an interest in this proposal, because approval would discharge that director from liability. See the section entitled “Interests of Directors and Executive Officers in Matters to Be Acted Upon.”
Vote Required: The affirmative vote of a majority of the votes cast is required for approval of Proposal 1(c). Because Proposal 1(c) is not considered a routine matter, your bank, broker, trustee or other nominee, as the case may be, will not be able to vote your shares without your instruction with respect to this proposal. As a result, the failure to instruct your bank, broker, trustee or other nominee as to how to vote on this proposal will result in a broker non-vote, which will have no effect on the results of this vote. Abstentions, blank votes, invalid votes and broker non-votes are not counted as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
Recommendation of the Board: The Board recommends a vote FOR this proposal.
Proposal 1d: Adoption of the Annual Accounts for the Financial Year 2025
The AGM, as required under Dutch law, will be asked to adopt our Dutch statutory annual accounts for the financial year 2025, which are comprised of our company annual accounts, with explanatory notes.
Our Dutch statutory annual accounts are prepared in accordance with Title 9 Book 2 Dutch Civil Code together with the Dutch Accounting Standards, which together form the generally accepted accounting principles (“Dutch GAAP”) and are different from the consolidated financial statements contained in the 2025 Form 10-K that were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and filed with the SEC. The Dutch statutory annual accounts contain some disclosures that are not required under U.S. GAAP and not contained in the 2025 Form 10-K.
The annual accounts of the Company for the financial year ended December 31, 2025 have been signed by all members of the Board and are available at https://investors.terrainnovatum.com and at the Company’s offices. It is proposed that shareholders adopt the annual accounts for the financial year 2025.

Vote Required: The affirmative vote of a majority of the votes cast is required for approval of Proposal 1(d). Because Proposal 1(d) is considered a routine matter, your bank, broker, trustee or other nominee may vote your shares in its discretion with respect to this proposal if you do not provide voting instructions, and we therefore do not expect any broker non-votes on this proposal. Abstentions, blank votes, invalid votes and broker non-votes are not counted as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
Recommendation of the Board: The Board recommends a vote FOR this proposal.

PROPOSAL 2: REAPPOINTMENT AND APPOINTMENT OF
DIRECTORS OF THE COMPANY
Pursuant to the Company’s articles of association, directors are appointed by the General Meeting upon binding nomination of the Board for a maximum term of one year. Their term of office lapses immediately after the close of the annual general meeting held in the year following their (re-)appointment. Directors may subsequently be reappointed.
It is proposed to reappoint and appoint the following directors for a term expiring at the end of the Company’s annual general meeting to be held in 2027:
Reappointments
Alessandro Petruzzi — Chief Executive Officer and Executive Director
Alessandro Petruzzi, age 50, has served as Chief Executive Officer and Executive Director of the Company since October 2025. He is a Co-Founder of Terra Innovatum S.R.L. and has served as its President since inception. Mr. Petruzzi founded Nuclear and Industrial Engineering S.R.L. (“NINE”) and brings extensive experience in the nuclear industry. He has led international safety and licensing projects in Argentina, the United Kingdom, Finland, Brazil, and Poland, and has participated in IAEA safety review programs. Mr. Petruzzi holds a PhD in Nuclear and Industrial Safety from the University of Pisa. Based on his performance and qualifications, the Board believes Mr. Petruzzi is well qualified to continue serving as a director of the Company.
Massimo Morichi — Chief Strategy Officer, SOLO Safeguards Director, and Executive Director
Massimo Morichi, age 65, has served as an Executive Director of the Company since October 2025 and as Partner, Chief Strategy Officer and SOLO Safeguards Director of Terra Innovatum since April 2025. He brings more than 20 years of experience in the nuclear sector, having held senior executive and R&D leadership positions at, among others, AREVA Group and CAEN S.p.A. Group. Dr. Morichi serves as a board member of CAEN S.p.A. Group and as professor and lecturer at several universities in France and Italy. He holds a PhD in Nuclear Physics from Sapienza University of Rome and is a Certified Radiation Protection Expert. Based on his performance and qualifications, the Board believes Dr. Morichi is well qualified to continue serving as a director of the Company.
Appointments
Katherine Crocker Williams — Chief Financial Officer and Executive Director
Katherine Crocker Williams, age 68, has served as the Company’s interim Executive Director and Chief Financial Officer since March 2026. Previously, Ms. Williams served as a Non-Executive Director and Chairperson of the Board from October 2025 until March 2026. Since April 2025, Ms. Williams has also served as Chief Financial Officer of Solestiss LLC, an energy developer and consultancy specializing in the nuclear and renewable energy sectors. Prior to joining Solestiss LLC, from February 2002 to May 2024, Ms. Williams served as Chief Executive Officer and Chief Financial Officer of Framatome Inc., a global nuclear engineering and technology company that designs, builds, maintains and services nuclear steam supply systems and equipment for nuclear power plants. Ms. Williams holds a B.S. from the College of Charleston and an M.B.A. from the University of Pittsburgh. The Board believes that her leadership experience, financial expertise and deep industry knowledge make her well qualified to serve as Executive Director and Chief Financial Officer of the Company.
Joanna Lyn Lohkamp — Non-Executive Director Nominee
Joanna Lyn Lohkamp, age  , is a nominee for non-executive director of the Company and was appointed as an interim non-executive director, a member of the Audit Committee, the chair of the Remuneration Committee and a member of the Nominating and Corporate Governance Committee, effective as of July 1, 2026. Ms. Lohkamp brings more than 30 years of global operating and board leadership experience across technology, manufacturing and infrastructure-oriented businesses. She has served as Chief Executive Officer of Smart Wires since 2023, after joining the company’s Board of Directors in 2021. Prior to joining Smart Wires, Ms. Lohkamp served in senior executive roles including Managing Partner and Chief Financial & Operating Officer at NBBJ, President and Chief Operating Officer at Isonics Semiconductor, and leadership positions at Intel Corporation spanning finance, operations, manufacturing, leadership development and mergers and acquisitions. In addition to her executive leadership experience, Ms. Lohkamp brings extensive public- and private-company board experience, including leadership roles on audit and risk, compensation, and nominating and governance committees. She is co-founder of the Better Boards Initiative, a nonprofit dedicated to advancing effective and diverse board practices. The Board believes that Ms. Lohkamp’s operating, financial and board leadership experience make her well qualified to serve as non-executive director of the Company.
Kostadin N. Ivanov — Non-Executive Director Nominee
Kostadin N. Ivanov, Ph.D., age 70, is a nominee for non-executive director of the Company and has been serving as an interim non-executive director since September 22, 2026. Dr. Ivanov has served as Distinguished Professor of Nuclear Engineering at North Carolina State University since 2015. He served as Head of NC State’s Department of Nuclear Engineering from August 2015 through September 2024, a period in which the department roughly doubled its tenure-track faculty and graduate enrollment to become the largest nuclear engineering department in the United States, and during which its graduate program moved from eighth to third in the U.S. News and World Report ranking. Dr. Ivanov’s governance and institutional oversight experience includes service as a member of the Board of Managers and the Science and Technology Committee of Idaho National Laboratory from 2019 through 2021 and as a member of the Advisory Board of the Nuclear Energy Institute in the same period. Since 2018, he has chaired the Working Party on Scientific Issues and Uncertainty Analysis of Reactor Systems within the Nuclear Science Committee of the OECD Nuclear Energy Agency and has been a member of that Nuclear Science Committee. He has served on the Scientific Advisory Committee of the Division of Nuclear Energy and Safety at the Paul Scherrer Institute in Switzerland since 2017, and on the North Carolina Nuclear Power Advisory Council and the E4 Carolinas Southeast Nuclear Advisory Council since 2023. Dr. Ivanov’s technical work concerns methods and computer codes for multi-dimensional reactor core analysis, including computational methods and numerical algorithms, nuclear fuel management and reload optimization, reactor kinetics and core dynamics, cross-section generation, and the coupling of three-dimensional kinetics models with thermal-hydraulic codes. He has published more than 310 peer-reviewed papers, graduated 45 Ph.D. students, and served as principal or co-principal investigator on more than 110 externally funded projects totaling roughly $20 million. He began his career as a nuclear engineer at the Kozloduy Nuclear Power Plants in Bulgaria. Dr. Ivanov holds a Ph.D. in Reactor Physics from the Bulgarian Academy of Sciences (1990) and an MEng in Nuclear Engineering from the Moscow Institute of Power Engineering (1982). He is a Fellow of the American Nuclear Society (2020) and recipient of the Marin Drinov Medal, the highest scientific honor of the Bulgarian Academy of Sciences (2021). He served as a former member of the Senior Advisory Group of NINE in Lucca, Italy from 2017 through  , and has controlled and served as a director of NINE LLC since 2022. The Board believes that Dr. Ivanov’s deep expertise in nuclear engineering, his extensive governance experience with national laboratory and international nuclear organizations, and his scientific leadership provide valuable guidance to the Company and make him well qualified to serve as non-executive director.
Mamdouh El-Shanawany — Non-Executive Director Nominee
Mamdouh El-Shanawany, Ph.D., age 78, is a nominee for non-executive director of the Company. Dr. El-Shanawany is an international expert on nuclear safety with more than 45 years of experience providing leadership, design, analysis and management of statutory regulatory requirements for the nuclear industry in the United Kingdom, Canada and internationally. He is a member of the IAEA team awarded the Nobel Prize for Peace in 2005. In September 2023, Dr. El-Shanawany was appointed by the Director General of the International Atomic Energy Agency as a member of the International Nuclear Safety Advisory Group (INSAG), which provides the Director General with authoritative advice and recommendations on current and emerging issues in nuclear and radiation safety. He has served as the Chairman of the international Nuclear Energy Maritime Organisation (NEMO) since  , as a board member and advisor to Core Power Ltd. since  , and as Chief Nuclear Advisor to LRQA since  . Dr. El-Shanawany has been a Visiting Professor of Nuclear Safety, Centre for Nuclear Engineering, at Imperial College, University of London, since  , and was a member of the UK Government Nuclear Innovation Research Advisory Board (NIRAB) in 2021. He served as Global Nuclear Director at Lloyd’s Register until 2016 and is a member of the Nuclear Safety Advisory Group, NINE, Lucca, Italy. From September 2004 to June 2012, Dr. El-Shanawany was the Head of the Safety Assessment Section at the IAEA, where he was responsible for strengthening Member States’ capabilities and infrastructure in effective safety assessment and safety enhancement of nuclear installations. Prior to joining the IAEA, he was employed by Her Majesty’s Nuclear Installations Inspectorate/Office of Nuclear Regulation (ONR), the UK regulatory body. In the early 1990s, he served as a Senior Nuclear Safety Specialist at the Directorate of Safety Analysis and Assessment, Atomic Energy Control Board, Canadian Government. Dr. El-Shanawany holds a BSc (Honours), DIC, MSc and PhD and is a Fellow of the Institution of Nuclear Engineers (FINucE) and a Chartered Engineer (CEng). The Board believes that Dr. El-Shanawany’s extensive international nuclear safety expertise, regulatory experience and institutional leadership make him well qualified to serve as non-executive director of the Company.
S. Michael Modro — Non-Executive Director Nominee
S. Michael Modro, M.S., age 78, is a nominee for non-executive director of the Company and has been serving as an interim non-executive director since September 22, 2026. Mr. Modro has more than 40 years of experience in nuclear reactor design, licensing and safety research, including roles at the Austrian Research Centre Seibersdorf, Idaho National Laboratory and the International Atomic Energy Agency (IAEA). His expertise includes the behavior of nuclear power plants under accident conditions, validation of computer codes used to simulate plant behavior and the design and conduct of experimental programs. From May 2011 until  , he served as Vice President for Strategy Development and Senior Advisor at NINE in Lucca, Italy, where he also chaired the NINE Senior Advisory Group. In that capacity, he supported the IAEA on safety capacity development and safety reviews of new reactor designs and supported safety assessment infrastructure and competency development in Malaysia, Vietnam, Jordan, Romania, Armenia and Bangladesh. From 2019 to 2021, he served as senior expert in the licensing process for the Hanhikivi-1 VVER-1200 reactor in Finland. From 2005 to 2011, he served as Senior Safety Assessment Officer and Acting Section Head at the IAEA in Vienna, where he developed the methodology for and led reactor safety reviews of new power reactor designs, including ACR1000, AP1000, APR1400, ATMEA, ESBWR and EPR. During his 25-year career at Idaho National Laboratory from 1980 through 2005, he held leadership roles including Director of the U.S. Generation IV Programme on the Supercritical Water Cooled Reactor, chairman of the SCWR international group within the Generation IV International Forum, and leader of programs involving advanced reactor licensing, nuclear safety and thermal-hydraulic analysis. He also led the design team that developed the MASLWR small passive reactor concept subsequently adopted by NuScale for commercialization. Mr. Modro holds an M.S. in Physics from the University of Warsaw and is the holder of U.S. Patent No. 6,945,272 B2 relating to a passively actuated valve for passive safety systems. The Board believes that Mr. Modro’s extensive expertise in nuclear safety, reactor licensing, safety assessment and advanced reactor development, together with his leadership experience at the IAEA, Idaho National Laboratory and NINE, make him well qualified to serve as non-executive director of the Company.
Tony Tullio — Non-Executive Director Nominee
Tony Tullio, M.B.A., age  , is a nominee for non-executive director of the Company and has been serving as an interim non-executive director since September 22, 2026. Mr. Tullio is a global finance executive and corporate director with more than 40 years of executive leadership advising multinational organizations on corporate governance, enterprise risk management, financial stewardship, regulatory compliance, strategic planning, capital allocation and organizational transformation. From December 1984 until his retirement in February 2026, his career was built across the Stellantis / FCA US LLC / Chrysler Group LLC / DaimlerChrysler Corporation group, where he held Chief Financial Officer and senior finance executive roles spanning North America and Europe   to February 2026. In those roles, he was responsible for governance, enterprise risk management, financial reporting, treasury, taxation, internal controls, customs compliance and organizational performance, and worked directly with boards of directors, audit committees, legal counsel, regulators, external auditors and banking institutions. He established and strengthened Delegation of Authority frameworks, directed enterprise governance initiatives, supported Audit Committee reporting, oversaw internal control environments and led compliance programs across multiple business units. He directed multi-billion-dollar operating and capital budgets, oversaw treasury and liquidity management, led financial planning and capital allocation and supported mergers, acquisitions and post-transaction integrations. As Chief Financial Officer of DaimlerChrysler Italia from 1999 to 2001, he led all financial operations for Italy, including Italian statutory financial reporting, corporate governance, treasury and banking relationships, tax strategy, VAT compliance, transfer pricing, customs compliance and the importation of vehicles and automotive components. He has served as a director of Windsor Community Living, a nonprofit organization, since January 2021. Mr. Tullio holds a Master of Business Administration from Central Michigan University and a Bachelor of Computer Science from the University of Windsor and is fluent in English and Italian. The Board believes that Mr. Tullio’s extensive experience in corporate governance, audit and financial oversight, enterprise risk management, regulatory compliance and financial stewardship make him well qualified to serve as non-executive director of the Company.
There are no family relationships among any of our directors, director nominees or executive officers.
Vote Required: The affirmative vote of a simple majority of the votes cast is required to appoint or reappoint each director nominee, and each appointment or reappointment is a separate voting item. The proposal to appoint or reappoint each director nominee is based on a binding nomination by the Board. Consequently, each director nominee shall be appointed or reappointed unless the binding nomination is overruled by the AGM, which would result if at least a simple majority of the votes cast, representing at least one-third of the Company’s issued capital, vote against the appointment. If the binding nomination is overruled, the Board may make a new binding nomination. Because Proposal 2 is not considered a routine matter, your bank, broker, trustee or other nominee will not be able to vote your shares on any director nominee without your instruction, and the failure to provide instructions will result in a broker non-vote. Abstentions, blank votes, invalid votes and broker non-votes are not counted as votes cast and, accordingly, will have no effect on the outcome of the vote on the appointment of any director nominee.

Recommendation of the Board: The Board recommends a vote FOR each of the director nominees.

PROPOSAL 3: APPROVAL OF THE MAXIMUM NUMBER OF SHARES
AND CRITERIA APPLICABLE TO EQUITY-BASED REMUNERATION
FOR DIRECTORS OF THE BOARD
Under Article 21.4 of the Company’s articles of association, any equity-based remuneration of directors requires the approval of shareholders at the general meeting. Such approval must specify the maximum number of shares or rights to subscribe for shares that may be granted to directors and the applicable criteria for granting such equity-based remuneration.
It is proposed that the AGM, the shareholders determine and approve that, for the period from 16 November 2026 up to and including 31 December, 2029, the maximum number of ordinary shares or rights to acquire ordinary shares in the capital of the Company that may be allocated to members of the Board as remuneration, including pursuant to the remuneration policy approved from time to time by the shareholders at the general meeting and awards under the Equity Incentive Plan or otherwise, without further shareholder approval, equals an aggregate maximum of 2,000,000 ordinary shares or rights to acquire ordinary shares. The size of this pool may be increased annually by up to 250,000 ordinary shares or rights to acquire ordinary shares per calendar year during the period from 2026 up to and including 2029, including pursuant to any applicable evergreen provisions. The allocation of such ordinary shares or rights shall be based on the achievement of the following six categories of performance criteria: (a) financial criteria (including but not limited to auditable metrics tied to company financial statements and non-GAAP metrics measuring the company financial performance, with a particular focus on exceptional achievement in respect of order income, revenue and operating cash flow); (b) operational and performance criteria (including but not limited to Licensing & Regulatory, Engineering & Technical Development, Quality & Compliance milestones); (c) strategic and business development criteria (including but not limited to strategic partnerships, commercialization readiness, geographical and market expansion, innovation and IP development, supplier and contract manufacturing network expansion, investor and capital milestones); (d) people and organization criteria (including but not limited to key leadership and expertise hiring, succession planning, employee engagement, training and qualification milestones, ESG performance). (e) individual performance and contributions criteria, focusing in particular on an assessment of the extent to which the relevant director has properly performed the duties assigned to him or her, including that director's individual contribution, responsibilities, role and tenure, leadership and anticipated future value to the Company, provided that no more than 50% of the aggregate pool referred to above may be allocated on the basis of this sub-criterion (e); and (f) new-hire awards, consisting of awards made in connection with the appointment, onboarding or recruitment of a new director, including sign-on, inducement or make-whole awards intended to offset compensation or equity forfeited at a prior employer. The specific criteria and conditions applicable to each category will be further described in the relevant award agreements to be entered into between the Company and the relevant member of the Board.
Awards to members of the Board within the limits described above are expected to be granted under the Terra Innovatum Global N.V. 2025 Equity Incentive Plan (the “Equity Incentive Plan”) or any successor plan adopted by the Company in the future as permitted under applicable law. The Equity Incentive Plan was adopted in connection with the Company’s business combination with GSR III Acquisition Corp. (“GSR III”), which was consummated on October 9, 2025 (the “Business Combination”), and was approved by the shareholders of GSR III at an extraordinary general meeting held on October 7, 2025. Shareholders are not being asked to approve the Equity Incentive Plan or any amendment to it, and approval of this Proposal 3 will not increase the number of ordinary shares available for issuance under the Equity Incentive Plan.
Summary of the Equity Incentive Plan
The principal features of the Equity Incentive Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the Equity Incentive Plan, which is filed as Exhibit 10.6 to the 2025 Form 10-K. References to the Board in this summary include the Remuneration Committee or any other permitted delegate of the Board, as applicable.
Administration and Delegation. The Equity Incentive Plan is administered by the Board, which may delegate some or all of its administrative authority to the Remuneration Committee to the extent permitted by applicable law. If necessary to comply with Rule 16b-3 under the Exchange Act or applicable listing requirements, the Remuneration Committee will consist solely of two or more directors who are “non-employee directors” within the meaning of Rule 16b-3 and independent for purposes of applicable listing requirements, and a committee member who is eligible to receive an award will have no authority with respect to his or her own award. The Board or the Remuneration Committee may also authorize one or more employees to determine the number of ordinary shares subject to awards granted to other employees, provided that the authorizing resolution specifies the total number of ordinary shares that may be subject to such awards and that no such employee may grant an award to himself or herself. Subject to the express terms of the Equity Incentive Plan and Dutch law, the Board has the authority to select award recipients, determine the type, number and terms of awards (including any performance goals and vesting conditions), accelerate vesting, interpret the Equity Incentive Plan and award agreements and adopt rules for the administration of the Equity Incentive Plan.
Eligibility. Employees, directors and consultants of the Company and its affiliates are eligible to receive awards under the Equity Incentive Plan. As of , 2026, approximately employees, consultants and seven directors (eight directors, assuming the appointment of each director nominee under Proposal 2) were eligible to participate in the Equity Incentive Plan. Members of the Board are eligible to receive awards within the limits approved under this Proposal 3.
Shares Available for Awards. The number of ordinary shares initially reserved for issuance under the Equity Incentive Plan was     ordinary shares. On January 1 of each year, beginning on January 1, 2026 and ending on (and including) January 1, 2036, the share reserve automatically increases by a number of ordinary shares equal to 5% of the ordinary shares outstanding on December 31 of the preceding year or, if greater and such outstanding ordinary shares include ordinary shares issued during that year upon conversion of the Company’s preferred shares, 10% of such converted ordinary shares. The Board may act before January 1 of a given year to provide for a smaller increase, and the share reserve may not exceed the number of ordinary shares that the Board is authorized to issue under Dutch law. No more than 10% of the ordinary shares issued and outstanding immediately following the consummation of the Business Combination may be issued upon the exercise of incentive stock options. As of , 2026, ordinary shares remained available for issuance under the Equity Incentive Plan.
Share Counting. Ordinary shares subject to an award that expires or terminates without the shares having been acquired, that is settled in cash or that are withheld to satisfy a tax withholding obligation do not reduce the share reserve. Ordinary shares acquired under an award that are forfeited or repurchased for failure to vest, reacquired to satisfy a tax withholding obligation or recovered under a clawback policy are added back to the share reserve.
Types of Awards. The Equity Incentive Plan provides for the grant of stock options, including incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”), retention restricted share units (“RSUs”), performance share units (“PSUs”) and cash or other property. All awards are evidenced by award agreements setting forth their terms and conditions.
Stock Options. The exercise price of an option may not be less than the fair market value of an ordinary share on the date of grant, and no option may be exercised more than ten years after the date of grant. ISOs may be granted only to employees. An ISO granted to an employee who owns more than 10% of the total combined voting power of the Company’s shares must have an exercise price of at least 110% of fair market value and a term of no more than five years, and the aggregate fair market value of ordinary shares with respect to which ISOs first become exercisable by a participant in any calendar year may not exceed $100,000. Except in connection with a change of control or a capitalization adjustment, the exercise price of an outstanding option may not be reduced, and an option may not be cancelled in exchange for a new award or cash, without shareholder approval.
RSUs. An RSU is a promise to deliver one ordinary share, or cash equal to the fair market value of one ordinary share, upon satisfaction of service-based vesting conditions. Vested RSUs are settled no later than the 15th day of the third calendar month following the end of the calendar year in which they vest.
PSUs. A PSU is a promise to deliver one ordinary share, or cash equal to the fair market value of one ordinary share, upon achievement of performance goals over a performance period established by the Board. Earned PSUs are settled no later than the 15th day of the third calendar month following the end of the financial year to which the performance goals relate.
RSUs and PSUs do not carry voting, dividend or other shareholder rights until ordinary shares are delivered.
Director Compensation. Compensation for directors, including awards under the Equity Incentive Plan, must be determined in accordance with Dutch law and the remuneration policy adopted from time to time by the shareholders. Any proposal for remuneration in the form of shares or rights to subscribe for shares must be submitted to the AGM for approval and must state at least the maximum number of shares or rights to subscribe for shares that may be granted to directors and the criteria for making or amending such grants. This Proposal 3 is submitted to shareholders for that purpose.

Certain Adjustments. In the event of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger or similar change in the Company’s capital structure, the Board will equitably adjust the class and maximum number of ordinary shares subject to the Equity Incentive Plan and the class and number of securities subject to outstanding awards. The conversion of convertible securities of the Company is not treated as such an adjustment event.
Change of Control. In connection with a change of control, the Board may cause any award to be cancelled in exchange for a payment equal to the excess, if any, of the per share change of control price over the award’s exercise or purchase price; assumed or substituted by the surviving entity; accelerated, or have its vesting or payment conditions waived; purchased from a participant whose employment is terminated as a result of the change of control; or terminated or otherwise adjusted as the Board deems appropriate.
Clawback and Transferability. Awards are subject to recovery under the Company’s Compensation Recovery Policy and any other clawback policy that the Company is required to adopt or otherwise adopts. Awards may not be transferred other than to certain permitted transferees with the Company’s consent.
Amendment and Termination. The Board may amend, suspend or terminate the Equity Incentive Plan at any time, subject to shareholder approval to the extent required by applicable law, provided that no amendment or termination may materially and adversely impair a participant’s rights under an outstanding award without the participant’s consent, other than as necessary to comply with applicable law. No awards may be granted after the tenth anniversary of the effective date of the Equity Incentive Plan.
Certain U.S. Federal Income Tax Consequences
The following is a general summary of certain U.S. federal income tax consequences of awards under the Equity Incentive Plan to participants who are U.S. citizens or residents and to the Company, to the extent the Company is subject to U.S.federal income tax. This summary does not address foreign, state or local tax consequences, and participants should consulttheir own tax advisors.
NSOs. A participant generally does not recognize taxable income upon the grant of an NSO. Upon exercise, the participant recognizes ordinary income equal to the excess of the fair market value of the ordinary shares acquired over the exercise price, and the Company generally is entitled to a corresponding deduction.
ISOs. A participant generally does not recognize taxable income upon the grant or exercise of an ISO, although the exercise may be subject to the alternative minimum tax. If the ordinary shares acquired are held for more than two years after the date of grant and more than one year after exercise, any gain or loss on disposition is long-term capital gain or loss and the Company is not entitled to a deduction. If the shares are disposed of earlier, the participant generally recognizes ordinary income, and the Company generally is entitled to a corresponding deduction.
RSUs and PSUs. A participant generally does not recognize income upon the grant of an RSU or PSU. Upon settlement, the participant recognizes ordinary income equal to the fair market value of the ordinary shares or the amount of cash received, and the Company generally is entitled to a corresponding deduction.
New Plan Benefits
Awards to members of the Board and our executive directors within the limits approved under this Proposal 3 will be made at the discretion of the Board under the Equity Incentive Plan and the remuneration policy as amended pursuant to Proposal 4, and the Board has not approved any such awards. Therefore, the benefits or amounts that will be received by or allocated to members of the Board are not currently determinable. No awards were granted under the Equity Incentive Plan to members of the Board or our executive directors during the financial year ended December 31, 2025, and, accordingly, no benefits or amounts would have been received by or allocated to the persons and groups set forth below had the limits proposed under this Proposal 3 been in effect during that year.

Name and Position	Options	RSUs	PSUs
Named Executive Officers:
Alessandro Petruzzi, Chief Executive Officer and Executive Director	(1)	(1)	(1)
Marco Cherubini, Chief Technology Officer	—(2)	—(2)	—(2)
Cesare Frepoli, Chief Operating Officer	—(2)	—(2)	—(2)
All current executive officers as a group	(1)	(1)	(1)
All current directors who are not executive officers as a group	(1)	(1)	(1)
Director nominees:
Massimo Morichi	—	—	—
Katherine Crocker Williams	—	—	—
Joanna Lyn Lohkamp	—	—	—
Kostadin N. Ivanov	—	—	—
Mamdouh El-Shanawany	—	—	—
S. Michael Modro	—	—	—
Tony Tullio	—	—	—
Each associate of any such directors, executive officers or nominees	—	—	—
Each other person who received or is to receive 5% of such awards	—	—	—
All employees who are not executive officers as a group	—(2)	—(2)	—(2)

(1)
Not determinable. Awards to members of the Board, including our executive directors, are discretionary and will be subject to the limits approved under this Proposal 3 and the remuneration policy as amended pursuant to Proposal 4.

(2)
Individuals who are not members of the Board are eligible to receive awards under the Equity Incentive Plan and are not subject to the limits approved under this Proposal 3. Awards to such individuals will be made at the discretion of the Board and are not determinable.

Plan Benefits
The following table sets forth the number of ordinary shares subject to awards granted under the Equity Incentive Plan to the following individuals or groups since its adoption through    , 2026.

Name and Position	Options (#)	RSUs (#)	PSUs (#)
Named Executive Officers:
Alessandro Petruzzi, Chief Executive Officer and Executive Director(1)	—	—	—
Marco Cherubini, Chief Technology Officer	—	—	—
Cesare Frepoli, Chief Operating Officer	—	—	—
All current executive officers as a group	—	—	—
All current directors who are not executive officers as a group	—	—	—
Director nominees:
Massimo Morichi	—	—	—
Katherine Crocker Williams	—	—	—
Joanna Lyn Lohkamp	—	—	—
Kostadin N. Ivanov	—	—	—
Mamdouh El-Shanawany	—	—	—
S. Michael Modro	—	—	—
Tony Tullio	—	—	—
Each associate of any such directors, executive officers or nominees	—	—	—
Each other person who received or is to receive 5% of such awards	—	—	—
All employees who are not executive officers as a group	—	—	—

(1)	Mr. Petruzzi is also a director nominee under Proposal 2.
Market Value of Underlying Securities
On  , 2026, the closing price of an ordinary share on Nasdaq was $  .

Equity Compensation Plan Information
Information regarding ordinary shares authorized for issuance under the Company’s equity compensation plans as of December 31, 2025 is set forth under “Security Ownership of Certain Beneficial Owners and Management—Securities Authorized for Issuance Under Equity Compensation Plans,” and information regarding the compensation of the Company’s named executive officers and directors is set forth under “Executive Compensation.”
Interests of Directors
Each member of the Board and each director nominee has an interest in this Proposal 3 because he or she will be eligible to receive Awards within the limits approved under this Proposal 3 and pursuant to the remuneration policy proposed under Proposal 4. See the section entitled “Interests of Directors and Executive Officers in Matters to Be Acted Upon.”
Vote Required: The affirmative vote of a majority of the votes cast is required to approve Proposal 3. Because Proposal 3 is not considered a routine matter, your bank, broker, trustee or other nominee will not be able to vote your shares without your instruction with respect to this proposal, and the failure to provide instructions will result in a broker non-vote. Abstentions, blank votes, invalid votes and broker non-votes are not counted as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
Recommendation of the Board: The Board recommends a vote FOR this proposal.

PROPOSAL 4: APPROVAL OF THE AMENDMENT OF THE
REMUNERATION POLICY OF THE COMPANY
Pursuant to Section 2:135a(2) of the Dutch Civil Code, the remuneration policy of a public limited liability company must be adopted by the general meeting, and any amendment to that policy requires the approval of the general meeting. Accordingly, the Board submits the proposed amendments to the Company’s remuneration policy to shareholders for approval.
The proposed amendments would (i) permit the Board, upon the recommendation of the Remuneration Committee, to pay additional cash fees to Non-Executive Directors serving as chair or member of an ad hoc, special or other Board committee, (ii) set the target annual short-term incentive for Executive Directors at 100% of base salary, with a maximum of 100% of base salary if settled in cash or up to 250% of base salary to the extent settled in equity under the Equity Incentive Plan, with the actual amount (from zero to the maximum) determined by the Non-Executive Directors based on performance and payable in cash, equity or a combination, and (iii) permit the future introduction of a long-term incentive plan for Executive Directors, which may include share-based, option or cash-settled awards, subject to the applicable corporate approvals. The foregoing is qualified in its entirety by reference to the amended remuneration policy.
The amended remuneration policy is attached hereto as Annex A, available at https://investors.terrainnovatum.com and, free of charge, at the Company’s offices until the close of the AGM.
Under Dutch law, our shareholders’ vote on the amendment to the remuneration policy is binding on the Company. If this proposal is not approved, our existing remuneration policy will remain in effect until such time as our shareholders approve a new policy.
Each member of the Board and each director nominee has an interest in this Proposal 4 because he or she will be eligible to receive remuneration as provided in the amended remuneration policy if approved under this Proposal 4. See the section entitled “Interests of Directors and Executive Officers in Matters to Be Acted Upon.”
Vote Required: The affirmative vote of a majority of the votes cast is required to approve Proposal 4. Abstentions, blank votes, invalid votes and broker non-votes are not counted as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Because Proposal 4 is not considered a routine matter, your bank, broker, trustee or other nominee, as the case may be, will not be able to vote your shares without your instruction with respect to this proposal. As a result, the failure to instruct your bank, broker, trustee or other nominee as to how to vote on this proposal will result in a broker non-vote, which will have no effect on the results of this vote.
Recommendation of the Board: The Board recommends a vote FOR this proposal.

PROPOSAL 5: AUTHORIZATION OF THE BOARD TO ACQUIRE
SHARES IN ITS OWN CAPITAL
The Board requests that shareholders authorize the Board, for a period of 18 months from the date of the AGM, to acquire fully paid-up shares in the Company’s capital, by any means, including through derivative products, purchases on a stock exchange, private purchases, block trades or otherwise, for a price which is higher than nil and does not exceed 110% of the average market price of the Company’s shares on Nasdaq, calculated as the average of the closing prices on each of the five consecutive trading days preceding the date the acquisition is agreed upon by the Company. The total number of shares that may be acquired under this authorization shall not exceed 10% of the Company’s issued capital (determined as at the date of the AGM). For the avoidance of doubt, the Company does not currently intend to exercise this authorization.
Vote Required: The affirmative vote of a majority of the votes cast is required for approval of Proposal 5. Because Proposal 5 is considered a routine matter, your bank, broker, trustee or other nominee may vote your shares in its discretion with respect to this proposal if you do not provide voting instructions, and we therefore do not expect any broker non-votes on this proposal. Abstentions, blank votes, invalid votes and broker non-votes are not counted as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
Recommendation of the Board: The Board recommends a vote FOR this proposal.

PROPOSAL 6: WITHDRAWAL OF THE DUTCH AUDIT ENGAGEMENT
OF KPMG ACCOUNTANTS N.V. AS EXTERNAL DUTCH AUDITOR
FOR THE FINANCIAL YEAR ENDING 2025
Following an assessment of the Company’s statutory reporting obligations under Dutch law, the Company has concluded that it qualifies as a small legal entity within the meaning of Section 2:396 of the Dutch Civil Code. The Company is therefore exempt from the statutory audit requirement relating to the financial year ending 2025.
As a consequence, the engagement of KPMG Accountants N.V. (“KPMG”) to perform the statutory audit of the Company’s financial statements for the financial year ending 2025 is no longer required, and it is therefore proposed to withdraw such engagement. This proposal relates solely to the Dutch audit engagement. For information regarding the Audit Committee’s separate dismissal of KPMG as the Company’s independent registered public accounting firm on October 12, 2026, see “Audit, Audit-Related, Tax and All Other Fees—Changes in Independent Registered Public Accounting Firm.”
Pursuant to Section 2:393(2) of the Dutch Civil Code, an appointment of an external auditor may be withdrawn only for well-founded reasons. The proposed withdrawal is based on the absence of a statutory audit requirement and is not related to any disagreement on financial reporting methods or audit procedures. KPMG has been informed of the proposed withdrawal and has been afforded the opportunity to be heard at the AGM. In accordance with Section 2:393(2) of the Dutch Civil Code, both the Company and KPMG will notify the Dutch Authority for the Financial Markets of the withdrawal of the engagement without undue delay and provide the reasons for such withdrawal.
As the general meeting previously appointed KPMG as the Company’s statutory auditor for the financial year ending 2025, it is now proposed that the general meeting resolves to withdraw that appointment and the related audit engagement.
Vote Required: The affirmative vote of a majority of the votes cast is required to approve Proposal 6. Because Proposal 6 is considered a routine matter, your bank, broker, trustee or other nominee may vote your shares in its discretion with respect to this proposal if you do not provide voting instructions, and we therefore do not expect any broker non-votes on this proposal. Abstentions, blank votes, invalid votes and broker non-votes are not counted as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
Recommendation of the Board: The Board recommends a vote FOR this proposal.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board Composition
As of the date of this Proxy Statement, the Board consists of three Executive Directors, Alessandro Petruzzi, Massimo Morichi and Katherine Crocker Williams (who is serving as an interim Executive Director), and four Non-Executive Directors, Joanna Lyn Lohkamp, Kostadin N. Ivanov, S. Michael Modro and Tony Tullio (who are serving as interim Non-Executive Directors). If all director appointment proposals are approved at the AGM, the Board will consist of three Executive Directors and five Non-Executive Directors.
The following sets forth the names, ages and positions of the current members of the Board:
Alessandro Petruzzi, Age 50
CEO and Executive Director since October 2025. Co-Founder of Terra Innovatum S.R.L. Founded NINE. PhD in Nuclear and Industrial Safety, University of Pisa.
Katherine Crocker Williams, Age 68
Interim Executive Director and Chief Financial Officer since March 2026. Previously Non-Executive Director and Chairperson of the Board from October 2025 until March 2026.
Massimo Morichi, Age 65
Chief Strategy Officer, SOLO Safeguards Director, and Executive Director since October 2025.
Joanna Lyn Lohkamp, Age
Interim Non-Executive Director, Audit Committee member, Chair of the Remuneration Committee and Nominating and Corporate Governance Committee member, appointed effective July 1, 2026, and serving until the next AGM.
S. Michael Modro, Age 78
Interim Non-Executive Director currently serving on the Board and a member of the Audit Committee.
Kostadin N. Ivanov, Age 70
Interim Non-Executive Director currently serving on the Board.
Tony Tullio, Age
Interim Non-Executive Director, Chair of the Audit Committee, Remuneration Committee member and Nominating and Corporate Governance Committee member.
Director Independence
Under Nasdaq listing standards, a majority of the members of the Board must qualify as “independent.” After considering all relevant relationships and transactions, the Board has determined that each of Ms. Lohkamp, Dr. Ivanov, Mr. Modro, Mr. Tullio and Dr. El-Shanawany is “independent” as defined by Nasdaq’s rules and regulations. The Board also determined that all members of our Audit Committee, Remuneration Committee, and Nominating and Corporate Governance Committee are independent under applicable Nasdaq listing standards, and that each of Mr. Tullio, as chair of the Audit Committee, Ms. Lohkamp and Mr. Modro is an “audit committee financial expert” as defined under applicable SEC rules and meets the independence requirements of Rule 10A-3 under the Exchange Act.
All Non-Executive Directors qualify as independent under the Dutch Corporate Governance Code.
Dutch Corporate Governance Code
As a Dutch company listed on Nasdaq, Terra Innovatum is subject to the Dutch Corporate Governance Code (the “DCGC”) on a “comply or explain” basis. The Company endeavors to comply with the DCGC to the extent applicable and practicable.

Board Leadership Structure and Role in Risk Oversight
Our executive directors are charged primarily with the Company's day-to-day business and operations and the implementation of the Company's strategy. Our non-executive directors are charged primarily with the supervision of the performance of the duties of our Board. The roles of Chairperson of the Board and Chief Executive Officer are held by different individuals.    serves as Chairperson of the Board and Alessandro Petruzzi serves as Chief Executive Officer. Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure. The Board does not believe that its role in the oversight of our risks adversely affects the Board's leadership structure.
Board Committees
Audit Committee
The Audit Committee consists of Mr. Tullio, as chair, Ms. Lohkamp and Mr. Modro. All members are financially literate.
The Audit Committee is responsible for overseeing financial reporting, internal controls, independent auditor engagement, and related party transactions. A copy of the Audit Committee Charter is available at https://investors.terrainnovatum.com.
Remuneration Committee
The Remuneration Committee consists of Ms. Lohkamp, as chair, and Mr. Tullio.
The Remuneration Committee is responsible for reviewing and approving executive compensation and recommending director compensation. A copy of the Remuneration Committee Charter is available at https://investors.terrainnovatum.com.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee consists of Ms. Lohkamp and Mr. Tullio.
The Nominating and Corporate Governance Committee is responsible for identifying and recommending director candidates and developing corporate governance guidelines. A copy of the Nominating and Corporate Governance Committee Charter is available at https://investors.terrainnovatum.com.
Director Nomination Process
The Nominating and Corporate Governance Committee is responsible for recruiting and considering director candidates and presents qualified candidates to the full Board for consideration in accordance with the Board Regulations and the Nominating and Corporate Governance Committee's charter. In searching for qualified director candidates, the Nominating and Corporate Governance Committee may solicit current directors and executives of the Company for the names of potentially qualified candidates or consult with outside advisors. Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates' independence from the Company and potential conflicts of interest and determines if candidates meet the qualifications desired by the Nominating and Corporate Governance Committee for candidates for appointment as a director.
Director candidates are evaluated using certain established criteria, including a nominee's general business and industry experience, finance and management experience, other operational experience, ability to act on behalf of shareholders, and independence or conflicts of interest. The Board does not have a specific policy regarding director diversity.
The Nominating and Corporate Governance Committee does not have a formal policy with respect to director candidates recommended by shareholders. The Board believes that it is appropriate not to have such a policy in order to retain flexibility in identifying and evaluating director candidates. Each of the individuals nominated for appointment to the Board was approved for such nomination by the Nominating and Corporate Governance Committee.

Code of Ethics
The Company has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. A copy is available on the Company’s website at https://investors.terrainnovatum.com.
Insider Trading Policy
The Company has adopted an Insider Trading Policy governing the purchase, sale and other dispositions of the Company’s securities by its directors, officers, employees and certain other persons. A copy of this policy has been filed as Exhibit 19.1 to the 2025 Form 10-K.
Anti-Hedging Policy
Our Insider Trading Policy prohibits our directors, officers and employees, and their family members, from engaging in hedging or monetization transactions with respect to the Company's securities, such as prepaid variable forwards, equity swaps, collars and exchange funds.
Attendance by Members of the Board at Meetings
There were    meetings of the Board during the financial year ended December 31, 2025. During the financial year ended December 31, 2025, each director attended at least 75% of the aggregate of all meetings of the Board and meetings of the committees on which the director served during the period in which he or she served as a director.
Currently, we do not maintain a formal policy regarding director attendance at the AGM; however, due to the location of our AGMs in the Netherlands, the residence of some of our directors in the United States and the fact that regular board meetings do not take place at or around the time of the annual general meetings of shareholders, we do not require directors to attend annual general meetings of shareholders.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information regarding the compensation of our named executive officers (“NEOs”) for the fiscal year ended December 31, 2025. Amounts originally denominated in euros have been converted to U.S. dollars using the weighted average exchange rate of 1.13019 USD/EUR for FY2025.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Total ($)
Alessandro Petruzzi, CEO	2025	$203,747	$271,407	$475,154
Marco Cherubini, CTO	2025	$184,861	$252,020	$436,881
Cesare Frepoli, COO	2025	$184,861	$221,165	$406,026

Narrative Discussion of Summary Compensation Table
Our NEOs receive base salaries and performance-based bonuses, and the salaries and bonuses paid to our NEOs for FY2025 are reflected in the table above. No option awards or stock awards were granted to NEOs during FY2025.
Outstanding Equity Awards at Fiscal Year-End
None of our NEOs held any outstanding option awards, unvested stock awards or equity incentive plan awards as of December 31, 2025. Accordingly, we have not included an Outstanding Equity Awards at Fiscal Year-End table.
Employment and Directorship Agreements
Katherine Williams
Ms. Williams serves as Chief Financial Officer of Terra Innovatum Corp. under an employment agreement entered into on August 21, 2026. Her employment continues until the close of the Company’s 2028 annual general meeting, subject to earlier termination or extension. She receives an annual base salary of $465,000, a one-time signing bonus of $40,000 and is eligible for a performance-based MBO Bonus ranging from 50% to 250% of her base salary. Under her directorship agreement, her appointment as an executive director is subject to shareholder approval at the AGM; if approved, she will serve as an executive director until the 2027 annual general meeting and receive fixed annual gross compensation of EUR 200,000, paid to the U.S. subsidiary.
Alessandro Petruzzi
Mr. Petruzzi serves as CEO and Executive Director of the Company pursuant to a directorship agreement. He receives fixed annual compensation of EUR 500,000 for financial year 2025, prorated for actual service, and EUR 558,000 for financial year 2026, payable in 12 monthly installments. He is also eligible for a bonus based on the achievement of specified criteria. The agreement has a one-year term ending after the close of the 2026 annual general meeting, subject to annual renewal, and includes customary change-in-control protections, including 18 months of fixed compensation, target and prorated bonus payments, continued healthcare coverage and certain outplacement benefits.
Cesare Frepoli
Mr. Frepoli serves as COO and Director of Licensing and Regulatory Affairs. He receives fixed annual compensation of EUR 450,000 for financial year 2025, prorated for actual service, and EUR 500,000 for financial year 2026, payable in 12 monthly installments. He is also eligible for a bonus based on the achievement of specified criteria. The agreement has a one-year term ending after the close of the 2026 annual general meeting, subject to annual renewal, and includes customary change-in-control protections, including 18 months of fixed compensation, target and prorated bonus payments, continued healthcare coverage and certain outplacement benefits.
Massimo Morichi
Dr. Morichi serves as Chief Strategy Officer, SOLO Safeguards Director, and Executive Director. Dr. Morichi previously provided services to the Company under a consulting agreement which expired December 31, 2025. Under this consulting agreement, Dr. Morichi received an extraordinary bonus of approximately $119,000 related to the business combination, approximately $79,000 in reimbursable expenses, and approximately $198,000 for consultancy services. Under his directorship agreement, Dr. Morichi receives fixed annual compensation of EUR 400,000 for financial year 2025, prorated for actual service, and EUR 450,000 for financial year 2026, payable in 12 monthly installments. He is also eligible for a bonus based on the achievement of specified criteria. The agreement has a one-year term ending after the close of the 2026 annual general meeting, subject to annual renewal, and includes customary change-in-control protections, including 18 months of fixed compensation, target and prorated bonus payments, continued healthcare coverage and certain outplacement benefits.
Director Compensation
Under the remuneration policy, each Non-Executive Director receives an annual base fee of at least $80,000, payable quarterly in cash, and may also receive share-based compensation under the Equity Incentive Plan with a value equal to the annual base fee. Non-Executive Directors also receive additional annual cash fees of $15,000 for service on each of the Audit Committee, Remuneration Committee and Nominating and Corporate Governance Committee, $5,000 for service as chair of any such committee and $25,000 for service as Chairperson of the Board. The Company also reimburses reasonable expenses and provides D&O insurance coverage.
The following table sets forth information regarding the compensation of our non-Executive directors for FY2025. No directors held equity awards at the end of FY2025.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Peter Hastings	$18,192	$4,548	$22,740
Michael Howard	$18,192	$11,370	$29,562
Rex S. Jackson	$18,192	$4,548	$22,740

Equity Incentive Plan
The Company has adopted an Equity Incentive Plan under which the Company may grant equity-based awards to directors, officers and employees. Under the plan, NEOs are eligible to receive awards consisting of 80% performance share units and 20% restricted share units. As of December 31, 2025, 7,030,094 ordinary shares were available for future issuance under the plan. No equity awards were outstanding as of December 31, 2025.
Perquisites
The Company has not yet established a perquisites program for its executive officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of July 30, 2026, by: each person or group known by us to beneficially own more than 5% of our ordinary shares; each of our named executive officers, directors and director nominees; and all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with SEC rules. The number of ordinary shares outstanding as of July 30, 2026 was 110,500,908 and the number of preferred shares outstanding was 4,020. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Terra Innovatum Global N.V., Via Matteo Trenta 117, Lucca, Italy 55100.

Name of Beneficial Owner	Ordinary Shares Beneficially Owned	Percent of Class
5% or Greater Shareholders:
NINENG S.R.L.(1)	47,600,000	43.1%
Giordano Morichi(3)	7,000,000	6.3%
Directors and Named Executive Officers:
Alessandro Petruzzi(1)	—	—
Marco Cherubini(1)	—	—
Massimo Morichi(2)	7,875,000	7.1%
Joanna Lyn Lohkamp	—	—
Katherine Crocker Williams	—	—
Kostadin N. Ivanov	—	—
S. Michael Modro	—	—
Tony Tullio	—	—
Mamdouh El-Shanawany	—	—
All Directors, Director Nominees and Executive Officers as a Group (9 Persons)	7,875,000	7.1%

(1)
NINENG S.R.L. holds 25,840,000 ordinary shares issued at the Closing of the Business Combination. Also issued 4,352 Terra preferred shares convertible into up to 43,520,000 ordinary shares in four tranches upon achievement of milestones. Two tranches were achieved on October 16, 2025, converting into 21,760,000 ordinary shares (included above). The remaining two tranches had not been achieved as of July 30, 2026. Each of Mr. Petruzzi and Mr. Cherubini holds shares through NINENG S.R.L.

(2)
Includes 4,275,000 ordinary shares issued at the closing of the Business Combination. In addition, the holder was issued 720 Terra preferred shares, which are mandatorily convertible into up to 7,200,000 ordinary shares in four equal tranches upon achievement of specified milestones. On October 16, 2025, milestones corresponding to two tranches were achieved and the related preferred shares automatically converted into an aggregate of 3,600,000 ordinary shares, which are included in the amount shown above. The remaining two tranches had not been achieved as of July 30, 2026 and were not acquirable within 60 days of July 30, 2026.

(3)
Includes 3,800,000 ordinary shares at the closing of the Business Combination. Also issued 640 preferred shares convertible into up to 6,400,000 ordinary shares in four tranches. Two tranches were achieved on October 16, 2025, converting into 3,200,000 ordinary shares (included).

(4)	Mr. Hastings, Mr. Howard and Mr. Jackson resigned from the Board on September 17, 2026 and are therefore not included in the table above.
Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of Securities to Be Issued Upon Exercise	Weighted-Average Exercise Price	Number of Securities Available for Future Issuance
Equity compensation plans approved by shareholders	—	—	7,030,094
Equity compensation plans not approved by shareholders	—	—	—
Total	—	—	7,030,094

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
In addition to the compensation arrangements described under “Executive Compensation,” the following describes transactions since January 1, 2024, to which the Company was a participant, in which (1) the amount involved exceeded or will exceed the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at fiscal year end for our last two fiscal years, and (2) any of our managing directors, executive officers, supervisory directors, supervisory director nominees or beneficial owners of more than 5% of our common shares or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.
Office Sublease with Nine Nuclear and Industrial Engineering S.R.L.
In April 2025, the Company entered into a sublease agreement with NINE, a related party, for three office rooms located in Lucca, Italy. The sublease has a term of 24 months from April 1, 2025, to March 31, 2027 and provides for annual rent of $   . NINE is a company founded by Mr. Petruzzi, the Company’s CEO.
Consulting Agreement with Massimo Morichi
Prior to his formal appointment, Dr. Morichi provided services under a consulting agreement that expired December 31, 2025. Under the agreement, Dr. Morichi received an extraordinary bonus of approximately $119,000 in connection with the business combination, approximately $79,000 in reimbursable expenses, and approximately $198,000 for consultancy services.
Consulting Agreement with Guillaume Moyen
Guillaume Moyen, the Company’s former CFO, provided services under a consulting agreement that expired December 31, 2025. Under the agreement, Mr. Moyen received an extraordinary bonus of approximately $100,000 in connection with the business combination and approximately $167,000 for consultancy services.
Consulting Agreement with Peter Hastings
Following his resignation as a director of the Company, the Company entered into a consulting agreement with Mr. Hastings, in which he is expected to support the Company’s ongoing commercialization efforts and related strategic initiatives, pursuant to which he will be compensated hourly and entitled to certain expense reimbursements. As of the date of this Proxy Statement, Mr. Hastings has not earned any fees under the consulting agreement.
Indemnification Agreements
The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals to the fullest extent permitted by Dutch law against expenses and liabilities arising from their service to the Company. The Company also maintains directors’ and officers’ liability insurance.
Related Party Transaction Approval Policy
The Company’s Audit Committee is responsible for reviewing and approving related party transactions. The policy provides that the Company’s CFO is first notified of any proposed related party transaction, after which the Audit Committee reviews and determines whether to approve the transaction.

MARKET PRICES AND DIVIDEND DATA
Our ordinary shares trade on Nasdaq under the ticker symbol “NKLR.” On October   , 2026, the last full trading day prior to the date of this Proxy Statement, the reported closing price of our ordinary shares on Nasdaq was $   per ordinary share. Shareholders are urged to obtain a current market quotation for our ordinary shares.
The Company has never declared or paid any cash dividends on its ordinary shares. The Company intends to retain all of its future earnings, if any, to finance the growth and development of its business. The Company does not intend to pay cash dividends in the foreseeable future.

SHAREHOLDERS’ PROPOSALS
Rule 14a-8 Proposals
Pursuant to Rule 14a-8 under the Exchange Act, shareholders who intend to have a proposal considered for inclusion in our proxy materials for our 2027 Annual General Meeting must submit the proposal to our Corporate Secretary at our offices at Via Matteo Trenta 117, Lucca, Italy 55100, in writing not later than June 28, 2027, which is 120 calendar days before the one-year anniversary of the date on which this Proxy Statement was first released to shareholders. However, if the date of the 2027 Annual General Meeting is changed by more than 30 days from the one-year anniversary of the 2026 Annual General Meeting, the deadline will instead be a reasonable time before we begin to print and send our proxy materials for the 2027 Annual General Meeting. Any such proposal must also satisfy the requirements of the proxy rules promulgated by the SEC.
Other Proposals
Shareholders intending to include a proposal on the agenda for the 2027 Annual General Meeting must comply with the requirements under our articles of association and Dutch law. Under Dutch law and our articles of association, shareholders and other persons with meeting rights who individually or jointly represent at least 3% of our issued share capital are authorized to make such a proposal, provided that the Company receives the request, including the reasons for it, no later than 60 calendar days before the day of the 2027 Annual General Meeting, and that the request complies with any additional conditions stipulated by the Board and published on the Company’s website. Any such shareholder proposal may be subject to the response period or cooling-off period that the Board is allowed to invoke under the Dutch Corporate Governance Code and Dutch corporate law.
In addition, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than September 17, 2027, which is 60 calendar days prior to the one-year anniversary of the 2026 Annual General Meeting. If the date of the 2027 Annual General Meeting is changed by more than 30 calendar days from such anniversary, such notice must instead be provided by the later of 60 calendar days prior to the date of the 2027 Annual General Meeting or the 10th calendar day following the day on which public announcement of the date of the 2027 Annual General Meeting is first made.
Shareholder Communications
The Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. Our Chief Executive Officer and Chief Financial Officer are primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the directors as they consider appropriate. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Chief Executive Officer or Chief Financial Officer and Chairperson of the Board consider to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. Shareholders who wish to send communications on any topic to the Board should address such communications to the Board in writing at: Via Matteo Trenta 117, Lucca, Italy 55100
INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN
MATTERS TO BE ACTED UPON
Our directors have an interest in Proposal 1(c) (discharge from liability), Proposal 3 (equity-based remuneration for directors) and Proposal 4 (amendment of the remuneration policy), and each director nominee has an interest in his or her own appointment or reappointment under Proposal 2.
APPRAISAL OR DISSENTERS’ RIGHTS
Shareholders do not have appraisal or dissenters’ rights in connection with any voting item to be acted upon at the AGM.

OTHER MATTERS
No business shall be voted on at the AGM, except such items as included in the agenda for the AGM. The Board is not aware of any other matters that may be presented for action at the AGM. No votes cast by proxy card or through www.proxyvote.com will confer discretionary authority to vote on any other matter.

AUDIT, AUDIT-RELATED, TAX AND ALL OTHER FEES
The following table summarizes the approximate aggregate fees billed to the Company by MaloneBailey, LLP (“MaloneBailey”) and KPMG for the fiscal years ended December 31, 2025 and 2024. MaloneBailey served as the Company’s independent registered public accounting firm until its dismissal on January 15, 2026, and KPMG served as the Company’s independent registered public accounting firm from its appointment on that date until its dismissal on October 12, 2026. See “—Changes in Independent Registered Public Accounting Firm” below.

Fee Category	2025 – MaloneBailey	2025 – KPMG	2025 Total	2024 (MaloneBailey)
Audit Fees	$232,350	$1,161,658	$1,394,008	$75,000
Audit-Related Fees	—	—	—	—
Tax Fees	—	—	—	—
All Other Fees	$77,250	—	$77,250	—
Total	$309,600	$1,161,658	$1,471,258	$75,000

Audit Fees
“Audit Fees” are fees incurred for professional services for the audit and quarterly reviews of our financial statements. Audit Fees for the 2024 and 2025 fiscal years consist of $75,000 and $232,350 incurred by MaloneBailey, respectively, and $0 and $1,161,658 incurred by KPMG, respectively.
Audit-Related Fees
There were no such fees incurred in 2025 and 2024.
Tax Fees
“Tax Fees” are fees primarily for tax compliance in connection with filing U.S. income tax returns. There were no such fees incurred in 2025 and 2024.
All Other Fees
“All Other Fees” in 2025 consisted of $77,250 related to the reviews of registration statements on Form S-1 and Form S-4. These fees were solely incurred by MaloneBailey. There were no such fees in 2024.
Pre-Approval Policies and Procedures
The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Company’s independent registered public accounting firm. The Audit Committee pre-approves all audit and permitted non-audit services to be provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. The Audit Committee may delegate pre-approval authority to one or more of its members, provided that any pre-approval decision is reported to the full Audit Committee at its next scheduled meeting. All of the services described above were pre-approved by the Audit Committee or the Board in accordance with these procedures, and none were approved pursuant to the de minimis exception in Rule 2-01(c)(7)(i)(C) of Regulation S-X.
Changes in Independent Registered Public Accounting Firm
Dismissal of MaloneBailey and Appointment of KPMG
On January 15, 2026, the Audit Committee dismissed MaloneBailey as the Company’s independent registered public accounting firm. MaloneBailey had served as the Company’s independent registered public accounting firm since April 29, 2025, as the independent auditor for Terra Innovatum S.R.L., the Company’s wholly-owned subsidiary, since 2025, and as the independent auditor for Xit Corp. (formerly GSR III Acquisition Corp.), the Company’s wholly-owned subsidiary, since 2024. MaloneBailey’s audit report on the Company’s financial statements as of April 29, 2025 and for the period beginning April 29, 2025 (inception) and ended April 29, 2025 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.

During the period beginning April 29, 2025 (inception) and ended April 29, 2025 and the subsequent interim period through January 15, 2026, (i) there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K) with MaloneBailey on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of MaloneBailey, would have caused MaloneBailey to make reference to the subject matter of such disagreements in connection with its reports on the financial statements for such periods and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the material weaknesses in the Company's internal control over financial reporting described in Part II, Item 9A of the 2025 Form 10-K. The Audit Committee discussed the material weaknesses with MaloneBailey, and the Company authorized MaloneBailey to respond fully to the inquiries of the successor independent registered public accounting firm.
On January 15, 2026, the Audit Committee appointed KPMG as the Company’s new independent registered public accounting firm. During the two most recent fiscal years and the subsequent interim period through January 15, 2026, the Company did not consult with KPMG with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).
Dismissal of KPMG and Expected Engagement of MaloneBailey
On October 12, 2026, the Audit Committee dismissed KPMG as the Company’s independent registered public accounting firm, effective as of that date. The change in independent registered public accounting firm is not the result of any disagreement with KPMG. This action is separate from Proposal 6 (Withdrawal of the Dutch audit engagement of KPMG Accountants N.V. as external Dutch auditor for the financial year ending 2025), which relates solely to the Dutch audit engagement.
KPMG’s audit report on the Company’s financial statements as of and for the fiscal year ended December 31, 2025 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal year ended December 31, 2025, the only fiscal year for which KPMG served as the Company’s independent registered public accounting firm, and the subsequent interim period through October 9, 2026, there were (i) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference thereto in its report on the financial statements for such period, and (ii) no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the material weaknesses in the Company's internal control over financial reporting described in Part II, Item 9A of the 2025 Form 10-K and Part I, Item 4 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. The material weaknesses have not been remediated. The Audit Committee discussed the material weaknesses with KPMG, and the Company will authorize KPMG to respond fully to the inquiries of MaloneBailey, the Company’s expected successor independent registered public accounting firm, concerning such material weaknesses.
The Audit Committee has approved the engagement of MaloneBailey as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and the Company intends to engage MaloneBailey, subject to MaloneBailey’s completion of its standard client acceptance procedures. As described above, MaloneBailey previously served as the Company’s independent registered public accounting firm from April 29, 2025 to January 15, 2026.
Attendance of Representatives of the Independent Registered Public Accounting Firm
Representatives of MaloneBailey, the Company’s expected independent registered public accounting firm for the current fiscal year, and representatives of KPMG, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025, are not expected to be present at the AGM.

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board with its oversight responsibilities regarding the Company’s financial reporting process and internal control over financial reporting. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal control over financial reporting and disclosure controls and procedures. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s annual consolidated financial statements.
The Company filed the 2025 Form 10-K with the SEC on June 16, 2026. The current members of the Audit Committee, Mr. Tullio (Chair), Ms. Lohkamp and Mr. Modro, were each appointed to the Board and the Audit Committee after the filing of the 2025 Form 10-K, with Ms. Lohkamp appointed effective July 1, 2026 and Mr. Tullio and Mr. Modro appointed effective September 22, 2026. Accordingly, none of the current members of the Audit Committee served on the Board or the Audit Committee at the time the audited consolidated financial statements for the year ended December 31, 2025 were reviewed and included in the 2025 Form 10-K, and none of the directors who served on the Audit Committee at that time currently serves on the Board. The reviews and discussions described below were conducted by the current members of the Audit Committee following their appointment.
The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2025 with the Company’s management and with KPMG, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025. The Audit Committee discussed with KPMG the overall scope of and plans for its audit and has met with KPMG, with and without management present, to discuss the results of its audit and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by the management of the Company and by KPMG. The Audit Committee has also received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding KPMG’s communications with the Audit Committee concerning independence, has discussed with KPMG its independence from the Company and its management, and has discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
Based on the reviews and discussions referred to above, the Audit Committee has advised the Board that it concurs with the inclusion of the audited consolidated financial statements referred to above in the 2025 Form 10-K and that, had its current members served on the Audit Committee at the time of filing, they would have recommended to the Board that such audited consolidated financial statements be included in the 2025 Form 10-K for filing with the SEC.
Submitted by the Audit Committee of the Board:
Tony Tullio (Chair)
Joanna Lyn Lohkamp
S. Michael Modro

SOLICITATION OF PROXIES
Votes and proxies are solicited by and on behalf of the Board, whose Notice of 2026 Annual General Meeting of Shareholders is attached to this Proxy Statement, and the entire cost of our solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail, and facsimile by our directors, officers, and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians, and other fiduciaries forward soliciting materials to the beneficial owners of shares held by the brokers, nominees, custodians, and other fiduciaries. We will reimburse these persons for their reasonable expenses in connection with these activities.
Certain information contained in this Proxy Statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers. In connection with our solicitation of proxies for our 2027 annual general meeting, we intend to file a proxy statement and WHITE proxy card with the SEC. Shareholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.
HOUSEHOLDING
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the 2025 Annual Report by contacting Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
2025 ANNUAL REPORT
Our 2025 Annual Report, including our 2025 Form 10-K, is being mailed with this Proxy Statement. The 2025 Annual Report is also available at www.proxyvote.com and https://investors.terrainnovatum.com.
The 2025 Form 10-K was filed with the SEC on June 16, 2026. It is available free of charge at the SEC’s website at www.sec.gov. Upon written request by a shareholder, we will mail without charge a copy of the exhibits to our 2025 Form 10-K, which are not being mailed with this Proxy Statement. Exhibits to the 2025 Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit(s). All requests should be directed to the Corporate Secretary, Via Matteo Trenta 117, Lucca, Italy 55100.

WHERE YOU CAN FIND MORE INFORMATION
Our SEC filings are available on the Internet at the SEC’s website at http://www.sec.gov. We also make our SEC filings accessible on our website at https://investors.terrainnovatum.com. The reference to our website is intended to be an inactive textual reference only. The information on our website is not part of this Proxy Statement.
We will provide, without charge, to each person to whom a copy of this Proxy Statement has been delivered, upon written or oral request, a copy of any or all of the documents referred to in this Proxy Statement. Requests for such copies should be directed to:
Terra Innovatum Global N.V.
Via Matteo Trenta 117
Lucca, Italy 55100
If you would like to request documents, please do so by November   , 2026 to receive them before the AGM.

MISCELLANEOUS
You should rely only on the information contained in this Proxy Statement and the documents we refer to in this Proxy Statement to vote on the proposals. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated October   , 2026. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to shareholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.
By Order of the Board of Directors
Alessandro Petruzzi, Chief Executive Officer
Amsterdam, the Netherlands, October   , 2026

PRELIMINARY COPY – SUBJECT TO COMPLETION

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 12, 2026 (05:59 Central European Time on November 13, 2026). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NKLR2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 12, 2026 (05:59 Central European Time on November 13, 2026). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards must be received by 11:59 p.m. Eastern Time on November 12, 2026 (05:59 Central European Time on November 13, 2026).

SHAREHOLDER MEETING REGISTRATION
To attend the meeting in person or virtually, you must register by going to the "Attend a Meeting" link at www.proxyvote.com no later than 11:59 p.m. Eastern Time on November 12, 2026 (05:59 Central European Time on November 13, 2026).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T04798-P58797

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TERRA INNOVATUM GLOBAL N.V.

The Board recommends you vote FOR each of the following proposals.

		For	Against	Abstain
1b.	Extending the period for preparing the annual accounts for the financial year 2025 as referred to in Section 2:101 of the Dutch Civil Code	☐	☐	☐
1c.	Discharge from liability of the directors for the performance of their duties during the financial year 2025	☐	☐	☐
1d.	Adoption of the annual accounts for the financial year 2025	☐	☐	☐
2.	Reappointment and appointment of directors of the Company			
2a.	Alessandro Petruzzi – executive director	☐	☐	☐
2b.	Massimo Morichi – executive director	☐	☐	☐
2c.	Katherine Crocker Williams – executive director	☐	☐	☐
2d.	Joanna Lyn Lohkamp – non-executive director	☐	☐	☐
2e.	Kostadin Ivanov – non-executive director	☐	☐	☐
2f.	Mamdouh El-Shanawany – non-executive director	☐	☐	☐
2g.	S. Michael Modro – non-executive director	☐	☐	☐
2h.	Tony Tullio – non-executive director	☐	☐	☐
3.	Approval of the maximum number of shares and criteria applicable to equity-based remuneration for directors of the Board	☐	☐	☐
4.	Approval of the amendment of the remuneration policy of the Company	☐	☐	☐
5.	Authorization of the Board to acquire shares in its own capital	☐	☐	☐
6.	Withdrawal of the Dutch audit engagement of KPMG Accountants N.V. as external Dutch auditor for the financial year ending 2025	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

T04799-P58797

TERRA INNOVATUM GLOBAL N.V.
NOVEMBER 16, 2026 AT 14:00 CENTRAL EUROPEAN TIME
2026 ANNUAL GENERAL MEETING OF SHAREHOLDERS
THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD

By signing and returning this card, the undersigned shareholder(s) cast(s) the votes attaching to all ordinary shares and/or preferred shares in the capital of Terra Innovatum Global N.V. that the shareholder(s) is/are entitled to vote at the 2026 Annual General Meeting of Shareholders (AGM), as designated on the reverse side. Votes cast prior to the AGM by electronic means (including through www.proxyvote.com) or by letter (including by this proxy card) will be deemed to be votes cast at the AGM. **If this card is signed and returned without direction, the votes will be cast in accordance with the Board's recommendations.**

Continued and to be signed on the reverse side